UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   February 16, 2007

SyntheMed, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-20580	14-1745197
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

200 Middlesex Essex Turnpike, Suite 210, Iselin, New Jersey		08830
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 732-404-1117

___________________________________________
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2007, Mr. Edward A. Celano, a director of our company, informed us that he does not intend to stand for reelection at the next annual meeting of stockholders.

On February 16, 2007, based on the recommendation of the Compensation Committee of the Board of Directors, and in the context of an effort to review management compensation on a fiscal as opposed to employment year basis, we increased (effective January 1 of this year) the annual salary of Mr. Robert Hickey, our President, CEO, CFO and a director of our company, by approximately 3% to $300,000, and of Dr. Eli Pines, our Vice President and CSO, by approximately 4% to $225,000. At that time, we also granted options to purchase shares of our common stock under our 2006 Stock Option Plan, exercisable at $.80 per share, the fair market value on the date of grant, to these individuals as follows: Mr. Hickey - options to purchase 200,000 shares, vesting over one year, and options to purchase 250,000 shares subject to performance-based vesting through the end of 2007; and Dr. Pines - options to purchase 130,000 shares, vesting over one year, and options to purchase 100,000 shares subject to performance-based vesting through the end of 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SyntheMed, Inc.

Date: February 23, 2007	By:	/s/ Robert P. Hickey
Robert P. Hickey
President, CEO and CFO